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                                                                   Exhibit 99(a)

        ADVO's Stock Repurchase Program Increased to One Million Shares

Windsor, CT -- October 10, 2000 -- ADVO Inc. (NYSE: AD) announced today its Board of Directors has increased the Company's stock repurchase program by an additional 0.9 million shares. Including approximately 0.1 million shares remaining from the prior authorization, the Company now has the authority to repurchase a total of 1.0 million shares.

Since September 1997, ADVO has repurchased approximately 5.5 million shares of its stock, financed out of the Company's strong operating cash flows as well as borrowings under its loan agreements. Through additional flexibility included in its loan agreements in December 1999, the Company currently has the ability to repurchase an additional $85 million of stock while remaining within the stock repurchase limits in these agreements.

Gary Mulloy, ADVO's Chairman and Chief Executive Officer said, "We are extremely pleased to announce this new stock buyback authorization. This action represents another strong vote of confidence by our Board of Directors in the Company's continuing financial strength and future performance."

ADVO is the nation's largest full-service targeted direct mail marketing services company with annual revenues of over $1 billion. ADVO specializes in shared and solo direct mail services and provides Microtargeting(R) solutions at an affordable price for its clients' print advertising needs. The Company's core ShopWise brand shared mail program is distributed nationally to approximately 60 million households weekly. An additional 30 million households can be reached, on a shared mail basis, through ADVO's National Network Extension (A.N.N.E.).
ADVO's  wholly  owned  subsidiary,   MailCoups,  Inc.,  produces  SuperCoups,  a
cost-effective, direct mail-based advertising solution for local neighborhood businesses which utilizes an envelope format. ADVO has 20 mail processing facilities and 65 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, Connecticut 06095. The Company can be visited at its Web site at www.advo.com.
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The forward-looking statements in this report are based upon current information and expectations and are subject to risks and uncertainties in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, changes in customer demand and pricing, the possibility of consolidation throughout the retail sector, postal and paper prices, the efficiencies achieved with technology upgrades, and other general economic factors.

CONTACT:
Chris Hutter
Vice President, Investor Relations
(860) 285-6330